Exhibit 16.1

July 1, 2020

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Arma Services, Inc.

We have read the statements of Arma Services, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated July 1, 2020 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

Haynie & Company